EXHIBIT 10.1

January 10, 2013

Armada Oil Inc.

10777 Westheimer Rd. Suite 1100

Houston, TX 77042

Attn: David Moss & Jim Cerna

RE:	Amendment and Extension Purchase and Option Agreement Bear Creek Prospect & Overland Trail Prospect Carbon County, Wyoming

Dear Mr. Moss and Mr. Cerna:

Whereas in a Letter Agreement dated February 7, 2012 and amended September 25, 2012, TR Energy, Inc. (TR), and Armada Oil, Inc. (Armada) did enter into a Purchase and Option Agreement covering certain lands in Carbon County, Wyoming; and whereas, both TR and Armada agree that certain terms of the original agreement need to be amended;

Now, therefore, both TR and Armada agree to the following terms:

1. Armada acknowledges that it has executed the option to pay the $736,000 to TR for the Unit acreage. The Unit acreage shall remain as described in the original agreement. Armada shall pay the $736,000 to TR in three installments, as follows:

(a) The first installment of $250,000 is due and payable on or before February 28, 2013

(b) The second installment of $243,000 is due and payable on or before April 30, 2013

(c) The third and final installment of $243,000 is due and payable on or before May 1,

2013

All outstanding verified expenses will be paid in full upon merger close. All other terms of the original and amended agreement remain in place.

Regards,

W.L. Sudderth

Vice President of TR Energy, Inc.

Accepted this l0th day of January, 2013.

ARMADA OIL INC.

James J Cerna Jr.

CEO